Camber Energy, Inc. 425

Exhibit 99.2

Viking Energy Group, Inc. and Camber Energy, Inc. Announce Letter of Intent Regarding Camber’s Proposed Acquisition of Viking

HOUSTON, TX – January 24, 2020 (GlobeNewswire) – Viking Energy Group, Inc. (OTCQB: VKIN) (“Viking”) and Camber Energy, Inc. (NYSE American: CEI) (“Camber”) are pleased to announce that they have entered into a non-binding letter of intent (“LOI”) dated January 23, 2020, regarding a proposed merger of Viking with Camber. A copy of the LOI was included in Viking’s and Camber’s Current Reports on Form 8-K filed on January 24, 2020, with the Securities and Exchange Commission, and available under "Investors" at www.vikingenergygroup.com and www.camber.energy.

The proposed merger contemplates Camber issuing newly-issued shares of common stock, on a fully-diluted pro rata basis, to the equity holders of Viking having an 85% interest in the post-closing entity in exchange for 100% of the outstanding equity securities of Viking by means of a reverse triangular merger in which a newly formed wholly-owned subsidiary of Camber shall merge with and into Viking, with Viking continuing as the surviving corporation (the “Merger”) and wholly-owned subsidiary of Camber after the Merger. If the closing of the Merger occurs (the “Closing”), the Viking equity holders prior to the Merger shall own approximately 85% of Camber’s issued and outstanding common stock immediately after the Merger, and the Camber equity holders prior to the Merger shall own approximately 15% of Camber’s issued and outstanding common stock immediately after the Merger, in each case on a fully-diluted, as-converted basis as of immediately prior to the Closing (including options, warrants and other rights to acquire equity securities of Viking or Camber).  Camber plans to increase its authorized number of shares to complete the issuance of shares in the Merger set forth above.

The Merger would be an arm’s length transaction, and pursuant to the terms of the LOI, the parties intend to negotiate and sign a definitive agreement (the “Definitive Agreement”) in respect of the Merger as soon as practicable and on or before February 17, 2020. Completion of the Merger is subject to a number of conditions, as set out in the LOI, including but not limited to the following: (i) execution of the Definitive Agreement; (ii) Viking’s subsidiary, Elysium Energy, LLC, closing the acquisition disclosed in the Current Reports on Form 8-K filed by Viking on October 11, 2019, and December 23, 2019, respectively (the “New Acquisition”); and (iii) receipt of all required regulatory, corporate and third party approvals, including the approval of the stockholders of each of Viking and Camber, and the fulfillment of all applicable regulatory requirements and conditions necessary to complete the Merger.

James Doris, President & CEO of Viking, stated, “Our company is excited about the proposed merger.  We believe the transaction will help broaden our shareholder base, improve liquidity and provide increased visibility to the institutional investor community, which ultimately should contribute to increased shareholder value.”

Louis G. Schott, Interim CEO of Camber, stated, “We are very pleased with this prospective merger. Viking has demonstrated an ability to transact and execute, in particular in a challenging environment. Combining Viking’s business strategy and operational expertise with the Camber platform should create substantial value for Camber.”

Advisory Group Services, Ltd. dba RHK Capital, of Westport, CT is advising Viking on the transaction.

About Viking:

Viking is an independent exploration and production company focused on the acquisition and development of oil and natural gas properties in the Gulf Coast and Mid-Continent region. The company owns oil and gas leases in Texas, Louisiana, Mississippi and Kansas. Viking targets undervalued assets with realistic appreciation potential. Through one of its subsidiaries, Ichor Energy, LLC, Viking owns a working interest in approximately 58 conventional, producing oil and gas wells in Texas and Louisiana and an interest in more than 30 Salt Water Disposal Wells. The wells are operated by Viking’s subsidiary, Petrodome Operating, LLC, a licensed operator in Texas, Louisiana and Mississippi, and produce hydrocarbons from known reservoirs/sands in the on-shore Gulf Coast region, including the Hackberry, Yegua, Wilcox, Amphistegina and Robira. If the New Acquisition closes successfully, and there is no guarantee in this regard, Viking’s subsidiary, Elysium Energy, LLC, will acquire, directly or indirectly through its own wholly-owned subsidiaries, working interests and over-riding royalty interests in oil and gas properties in Texas (approximately 71 wells in 11 counties) and Louisiana (approximately 52 wells in 6 parishes), along with associated wells and equipment.

About Camber:

Based in Houston, Texas, Camber Energy (NYSE American:CEI) is a growth-oriented, independent oil and gas company engaged in the development of crude oil, natural gas and natural gas liquids in Texas. For more information, please visit the company's website at www.camber.energy.

Forward-Looking Statements

Certain of the matters discussed in this communication which are not statements of historical fact constitute forward-looking statements that involve a number of risks and uncertainties and are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Words such as “strategy,” “expects,” “continues,” “plans,” “anticipates,” “believes,” “would,” “will,” “estimates,” “intends,” “projects,” “goals,” “targets” and other words of similar meaning are intended to identify forward-looking statements but are not the exclusive means of identifying these statements.

Important factors that may cause actual results and outcomes to differ materially from those contained in such forward-looking statements include, without limitation, the occurrence of any event, change or other circumstances that could give rise to the parties never entering into a definitive merger agreement, the right of one or both of Viking or Camber to terminate the merger agreement even if entered into; the outcome of any legal proceedings that may be instituted against Viking, Camber or their respective directors; the ability to obtain regulatory approvals and meet other closing conditions to the merger on a timely basis or at all, including the risk that regulatory approvals required for the merger are not obtained on a timely basis or at all, or are obtained subject to conditions that are not anticipated or that could adversely affect the combined company or the expected benefits of the transaction; the ability to obtain approval by Viking stockholders and Camber stockholders on the expected schedule; required closing conditions which may not be able to be met; difficulties and delays in integrating Viking’s and Camber’s businesses; prevailing economic, market, regulatory or business conditions, or changes in such conditions, negatively affecting the parties; risks that the transaction disrupts Viking’s or Camber’s current plans and operations; failing to fully realize anticipated cost savings and other anticipated benefits of the merger when expected or at all; potential adverse reactions or changes to business relationships resulting from the announcement or completion of the merger; the ability of Camber to redeem or otherwise extinguish all of its existing Series C Preferred Stock, or come to an understanding/agreement with its Series C Preferred Stock holder to fix the number of shares of common stock issued or issuable to such Series C Preferred Stock holder; the ability of Viking or Camber to retain and hire key personnel; the diversion of management’s attention from ongoing business operations; uncertainty as to the long-term value of the common stock of the combined company following the merger; the continued availability of capital and financing following the merger; the business, economic and political conditions in the markets in which Viking and Camber operate; and the fact that Viking’s and Camber’s reported earnings and financial position may be adversely affected by tax and other factors.

Other important factors that may cause actual results and outcomes to differ materially from those contained in the forward-looking statements included in this communication are described in Viking’s and Camber’s publicly filed reports, including Viking’s Annual Report on Form 10-K for the year ended December 31, 2018, and Camber’s Annual Report on Form 10-K for the year ended March 31, 2019.

Viking and Camber caution that the foregoing list of important factors is not complete, and they do not undertake to update any forward-looking statements that either party may make except as required by applicable law. All subsequent written and oral forward-looking statements attributable to Viking, Camber or any person acting on behalf of either party are expressly qualified in their entirety by the cautionary statements referenced above.

Additional Information and Where to Find It

In connection with the proposed merger, Camber will file with the SEC a registration statement on Form S-4 to register the shares of Camber’s common stock to be issued in connection with the merger. The registration statement will include a preliminary joint proxy statement/prospectus which, when finalized, will be sent to the respective stockholders of Viking and Camber seeking their approval of their respective transaction-related proposals. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE REGISTRATION STATEMENT ON FORM S-4 AND THE RELATED JOINT PROXY STATEMENT/PROSPECTUS INCLUDED WITHIN THE REGISTRATION STATEMENT ON FORM S-4, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS AND ANY OTHER RELEVANT DOCUMENTS FILED OR TO BE FILED WITH THE SEC IN CONNECTION WITH THE PROPOSED MERGER, WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT VIKING, CAMBER AND THE PROPOSED MERGER.

Investors and security holders may obtain copies of these documents free of charge through the website maintained by the SEC at www.sec.gov or from Viking at its website, www.Viking.com, or from Camber at its website, www.Camber.com. Documents filed with the SEC by Viking will be available free of charge by accessing Viking’s website at www.vikingenergygroup.com under the heading “Investors,” or, alternatively, by directing a request by telephone or mail to Viking Energy Group, Inc. at 15915 Katy Freeway, Suite 450, Houston, Texas, 77094, (281) 404-4387, and documents filed with the SEC by Camber will be available free of charge by accessing Camber’s website at www.camber.energy under the heading “Investors,” or, alternatively, by directing a request by telephone or mail to Camber Energy, Inc. at 1415 Louisiana, Suite 3500, Houston, Texas, 77002, (210) 998-4035.

Participants in the Solicitation

Viking, Camber and certain of their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the respective stockholders of Viking and Camber in respect of the proposed merger under the rules of the SEC. Information about Viking’s directors and executive officers is available in Viking’s Annual Report on Form 10-K for the year ended December 31, 2018. Information about Camber’s directors and executive officers is available in Camber’s Annual Report on Form 10-K for the year ended March 31, 2019. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the joint proxy statement/prospectus and other relevant materials to be filed with the SEC regarding the merger when they become available. Investors should read the joint proxy statement/prospectus carefully when it becomes available before making any voting or investment decisions. You may obtain free copies of these documents from Viking or Camber using the sources indicated above.

No Offer or Solicitation

This communication shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities, in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.